Exhibit 5.1

November 25, 2024

OS Therapies Incorporated
115 Pullman Crossing Road, Suite #103

Grasonville, Maryland 21638

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to OS Therapies Incorporated, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, originally filed with the Securities and Exchange Commission on November 12, 2024 (as it may be amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the resale from time to time by Square Gate Capital Master Fund LLC – Series 3 (the “Investor”) of (i) up to a maximum of $15,00,000 worth of shares of the Company’s common stock, par value $0.001 per share (the “Shares”) (representing approximately 5,597,015 Shares based on the closing price of the Shares on the NYSE American on November 11, 2024 of $2.68 per Share), (ii) 165,746 Shares issued as initial commitment shares, and (iii) up to an additional 450,000 Shares issuable as true-up shares in accordance with the terms of and conditions of the Equity Purchase Agreement, dated as of October 31, 2024, between the Company and the Investor (the “Purchase Agreement”) establishing a committed equity facility.

We advise you that we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed.

We have assumed, for purposes of rendering the opinions set forth herein, without any verification by us:

(i)	the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, that all documents, books and records made available to us by the Company are accurate and complete; and

(ii)	that the Purchase Agreement has been duly authorized, executed and delivered by each party thereto (other than the Company), that each such party (other than the Company) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and all jurisdictions where it is conducting business or otherwise required to be so qualified, that each such party (other than the Company) has full power, authority and legal right to enter into and perform the terms and conditions of the Purchase Agreement to be performed by it, that the representations and warranties of each such party as set forth in the Purchase Agreement when made were, and on the date hereof are, true and complete, and that the Purchase Agreement constitutes a legal, valid and binding obligation of each such party (other than the Company), enforceable against it in accordance with their respective terms.

November 25, 2024

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid, nonassessable and binding obligations of the Company under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP